Exhibit 10.3

Execution Version

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of May, 2019, by and between MOBILE MINI, INC., a Delaware corporation (the “Company”), and Kelly Williams (the “Employee”) to be effective as of the Effective Date (as defined below). The Company and the Employee are hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Company and the Employee previously entered into that certain THIRD Amended and Restated Employment Agreement, dated as of January 15, 2019 (“the Employment Agreement”);

WHEREAS, the Company and Employee desire to modify the terms of the Employee’s employment and enter into this Agreement to memorialize the terms and conditions pursuant to which the Company will continue to engage the Employee to serve as Chief Executive Officer beginning October 1, 2019;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties hereby represent, covenant and agree as follows:

AGREEMENT

1.      Employment. The Employment Agreement is hereby amended and restated by the terms hereof and the Company hereby agrees to continue to employ the Employee and the Employee hereby agrees to continue to be employed by the Company upon the terms and conditions herein set forth.

2.      Term. This Agreement shall be effective for a term commencing on October 1, 2019 (the “Effective Date”) and, subject to termination under Section 5, expiring on December 31, 2020 (the “Employment Period”). Notwithstanding the previous sentence, this Agreement, the Employment Period and the employment of the Employee hereunder shall be automatically extended for successive one year periods upon the terms and conditions set forth herein, with the first such automatic extension occurring on December 31, 2020, and on each December 31st thereafter, unless either party to this Agreement gives the other party written notice (in accordance with Section 14) within the ninety (90) day period prior to December 31, 2020 (or the relevant December 31st thereafter, as applicable) of such party’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, whereupon, unless earlier terminated in accordance with the provisions of this Agreement, the Employment Period shall expire and this Agreement shall cease to have any further force or effect in respect of any period thereafter. For purposes of this Agreement, any reference to the “term” of this Agreement shall include the original term and any extension thereof.

3.       Duties of the Employee.

(a)      The Employee shall serve as Chief Executive Officer & President of the Company and the Employee agrees to perform such duties and responsibilities customarily associated with the position, including without limitation the duties and responsibilities as may be assigned from time to time by the Company’s Board of Directors.

(b)      During the Employment Period, the Employee shall devote his normal working time and attention to the business and affairs of the Company, and, subject to the terms of this Section 3(b) with respect to service on the board of directors of other entities, will not render services to any other business without the prior written approval of the Board of Directors of the Company. During his employment hereunder, the Employee shall not, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Subject to obtaining the prior express consent or approval of the Board of Directors of the Company, the Employee may serve as a member of the board of directors of other entities (other than the board of directors of a business that is competitive with the business of the Company), provided that such service shall not interfere with the Employee’s performance of his duties hereunder. The Employee shall request the consent or approval of the Company’s Board of Directors of his intention to serve on the board of directors (or similar governing body) of any company or other entity prior to commencing such service.

4.       Compensation. During the term of this Agreement, the Employee shall be eligible to the following compensation and benefits:

(a)      Base Salary and Bonus.   During the Employment Period, the Company agrees to pay the Employee a base salary at the rate of $700,000 per annum or such larger amount as the Board may from time to time determine (hereinafter referred to as the “Base Salary”). Employee’s Base Salary shall be reviewed annually. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its senior executives. In addition to the Base Salary, Employee shall be eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan as in effect from time to time for senior management and as the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion may determine (the “Bonus”). Employee’s target Bonus for (pro-rated for the time in 2019 as Chief Executive Officer) shall be 100% of Employee’s Base Salary, subject to the Company’s achievement of performance targets.

(b)      Participation in Equity-Based Plans.   The Employee shall be entitled to participate in all equity-based employee benefit plans maintained from time to time during the term of this Agreement (including, without limitation, any such plans as may hereafter established by the Company) for the purpose of providing compensation and/or benefits to employees of the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan (or any successor plan or plans) and other bonus or incentive compensation plans. Employee’s 2020 equity grant shall have a grant value of 250% of Employee’s Base Salary or such other amount as approved by the Board and based on the terms, conditions and targets set forth by the Compensation Committee. The equity awards shall be subject to change and approval by the Compensation Committee and the terms of the Plan and the provisions set forth in any applicable award agreements.

(c)      Employee Benefits.   The Employee shall be entitled to participate in (including coverage for the Employee’s eligible dependents under the Company’s medical, dental and similar welfare benefit plans as applicable) all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all retirement, profit sharing, savings, 401(k), medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, as well as any plans, practices and programs maintained generally for senior management including, without limitation, any deferred compensation, supplemental medical or life insurance plans. The Employee shall receive an annual car allowance of $7,200, or such other amount as shall be approved by the Company’s Compensation Committee. The Employee’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally. These benefits are subject to change from time to time and any benefit may be added, deleted or modified by the Company in its sole discretion.

(d)      Other Benefits.   The Company shall pay or reimburse the Employee for reasonable and necessary expenses incurred by the Employee in connection with his duties on behalf of the Company in accordance with the general policies of the Company.

(e)      Vacation and Sick Leave.   The Employee shall be entitled to annual vacation in the greater of four weeks or in accordance with the policies as periodically established by the Company for other senior executives of the Company. The Employee is also entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

5.       Termination. In addition to the expiration of the term of this Agreement pursuant to Section 2, the Employee’s employment hereunder may be terminated under the following circumstances:

(a)      Disability.   The Company may terminate the Employee’s employment upon 30 days written notice after having established the Employee’s Disability; provided that the Company exercises reasonable efforts to accommodate such disability in accordance with the Americans with Disabilities Act. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Employee’s ability to perform substantially his duties for a period of ninety (90) consecutive days. A determination of Disability shall be made by a physician satisfactory to both the Employee and the Company, which physician’s determination as to Disability shall be made within ten (10) days of the request therefor and shall be binding on all parties; provided, however, that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, which third physician’s determination as to Disability shall be binding on all parties. The Employee shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to termination in accordance herewith relating to Employee’s Disability. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to the Employee’s Disability, the Employee shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of the Employee will be deemed to have occurred.

(b)      Cause.   The Company may terminate the Employee’s employment by written notice for “Cause.” The Company shall be deemed to have terminated the Employee’s employment for “Cause” in the event that the Employee’s employment is terminated for any of the following reasons: (i) the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company; (ii) material dishonesty or willful misconduct in the performance of duties; (iii) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, that no act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interests of the Company; or (iv) any material breach by the Employee of any provision of this Agreement (after notice from the Company and 30 days to cure such breach and such breach is not cured). Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Employee after the Notice of Termination is given by the Company shall constitute Cause for purposes of this Agreement.

(c)      Good Reason.   The Employee may terminate his employment for “Good Reason”, provided that he gives the Company notice of such Good Reason within a reasonable period (but, except as provided below, in no event more than 90 days) after he has knowledge of the events giving rise to the Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s consent:

(i) the assignment to Employee of material duties that are materially inconsistent with Employee’s title and responsibilities as contemplated by Section 3(a) of this Agreement;

(ii) a reduction in Employee’s Base Salary (provided, that an “across the board” reduction in base salary and/or bonus opportunities affecting all of the senior executive employees of Company (excluding the CEO for this purpose) on a substantially similar basis shall not constitute “Good Reason”);

(iii) any material breach by the Company of any provision of this Agreement;

(iv) any purported termination of the Employee’s employment for Cause by the Company which does not comply with the terms of Section 5 of this Agreement; or

(v) the failure of the Company to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 10 hereof.

The Employee’s right to terminate his employment pursuant this Section 5(c) shall not be affected by his incapacity due to physical or mental illness if such incapacity occurs after the event or condition giving rise to the Employee’s right to terminate his employment pursuant to this Section 5(c).

Notwithstanding anything to the contrary stated above in this Section 5(c) or elsewhere in this Agreement, the Employee will only be treated as having Good Reason to terminate his employment pursuant to clauses (i) - (v) if the Employee has given Company notice and a period of at least thirty (30) days during which it can remedy any of such conditions and, during such period, the Company fails to remedy such condition.

(d)      Voluntary Termination. The Employee may voluntarily terminate his employment hereunder at any time upon ninety (90) day prior notice to the Company.

(e)      Termination by Company Without Cause. The Company may terminate the Employee’s employment hereunder for any reason by a notice to the Employee.

(f)      Change in Control; Accelerated Vesting of Equity-Based Awards. In certain circumstances, termination may occur following a Change in Control (as contemplated in Section 6 hereof). For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the then outstanding Shares of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a party thereof) maintained by (1) the Company or (2) any corporation or other Person of which all of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company prior to such acquisition (for purposes of this definition, a “Subsidiary”, (B) the Company or its Subsidiaries, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

(ii) the individuals who, as of the date of this Agreement are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed officer as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of:

(A) a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger consolidation or reorganization of the Company where (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and (3) no Person other than (i) the Company, (ii) any Subsidiary, or (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, or any Subsidiary;

(B) a complete liquidation or dissolution of the Company; or

(C) the sale or disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Upon a Change in Control, and without regard to whether or not the Employee’s employment hereunder is terminated in connection therewith, all restrictions on any outstanding equity-based awards (including, without limitation, restricted stock and performance stock awards) then held by the Employee shall lapse and all performance targets and goals applicable to such awards in respect of any past or future period shall be deemed to have been met by the Company and the Employee, as applicable, for each period relevant to such award and all such equity-based awards shall become and be deemed to be fully (100%) vested immediately prior to such Change in Control, and all stock options and stock appreciation rights granted to the Employee shall become fully (100%) vested and shall become immediately exercisable. In the event of any conflict between this subsection and any agreement between the Employee and the Company relating to any outstanding award (whether now existing or hereafter entered into), the provisions of this subsection shall prevail

(g)        Notice of Termination. Any purported termination by the Company or by the Employee shall be communicated by verbal or written Notice of Termination to the other (the “Notice of Termination”).

(h)        Termination Date, Etc. “Termination Date” shall mean in the case of the Employee’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i)   if the Employee’s employment is terminated by the Company for Cause or due to Disability, or by the Company without Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Employee, provided that in the case of Disability the Employee shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and

(ii)   if the Employee’s employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than thirty (30) days from the date the Notice of Termination is given to the Company.

6.        Compensation Upon Termination. Upon termination of the Employee’s employment during the term of this Agreement (including any extensions thereof), the Employee shall be entitled to the following benefits:

(a)        Cause, Death or Disability; Voluntary Termination By Employee other than Good Reason. If the Employee’s employment is terminated by the Company for Cause or Disability or by the Employee (other than for Good Reason), or by reason of the Employee’s death, the Company shall pay the Employee (or his estate, as applicable) all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee on behalf of the Company for the period ending on the Termination Date, (iii) unused vacation days as of the termination date, (iv) any bonuses and incentive compensation which at the time of termination is earned but unpaid under the terms and provisions of the applicable plan, and (v) any previously earned compensation which the Employee has deferred until separation from service (but not any other date) (including any interest earned or credited thereon) (collectively, “Accrued Compensation”). In addition, in connection with the termination of the Employee’s employment hereunder by the Company for Disability or by reason of the Employee’s death, the Company shall pay the Employee (or his estate, as applicable), on the 60th day (except as otherwise may be required under Section 24(b) of this Agreement if the Employee is a “specified employee” within the meaning of Section

409A of the Internal Revenue Code of 1986, as amended (the “Code”) following the date of Disability or death, as the case may be, an amount (which shall be in lieu of any target bonus or other bonus plan amount that might otherwise for any reason be or be deemed to be payable directly or indirectly in connection with the fiscal year in which such termination occurred, an amount equal to the product of (I) the average of the cash bonus amounts (if any) paid by the Company to the Employee in relation to the two fiscal years immediately preceding the year in which such termination occurs, multiplied by (II) a fraction, the numerator is the number of days in the year that were elapsed as of the date of the termination of employment and the denominator is 365; provided that if such thirty (30) day period begins in one calendar year and ends in another, the Employee and/or his beneficiary shall not have the right to designate the taxable year of payment. In connection with the termination of the Employee’s employment hereunder by the Company for Disability or by reason of the Employee’s death, all restrictions on any outstanding equity-based awards (including, without limitation, restricted stock and performance stock awards) then held by the Employee shall lapse and all performance targets and goals applicable to such awards in respect of any past or future period shall be deemed to have been met by the Company and the Employee, as applicable, for each period relevant to such award and all such equity-based awards shall become and be deemed to be fully (100%) vested immediately prior to such termination of employment, and all stock options and stock appreciation rights granted to the Employee shall become fully (100%) vested and shall become immediately exercisable and the Company shall permit the Employee (or his estate), to exercise the same at any time during the 90-day period following such termination. In the event of the Employee’s death, for a period of twelve (12) months from the date of death, the Company shall pay for COBRA benefits (or the equivalent) for Employee’s surviving spouse and eligible dependents covered by the Company’s group health plan at the time of Employee’s death. In the event the Employee’s employment hereunder is terminated due to Disability, the Company shall pay COBRA benefits (or the equivalent) for the Employee and Employee’s spouse and eligible dependents covered by the Company’s group health plan at the time of Employee’s disability for a period of twelve (12) months from the date of such termination. The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.

(b)        Without Cause; For Good Reason. If the Employee’s employment by the Company is terminated by the Company prior to a Change in Control other than for Cause, death or Disability, or by the Employee for Good Reason, or the Company has notified the Employee pursuant to Section 2 that the Company intends to terminate the Agreement (rather than allow the terms of the Agreement to renew automatically), then the Employee shall be entitled to the benefits provided below (the “Without Cause Benefits”):

(i)   the Company shall pay the Employee all Accrued Compensation;

(ii)   the Company shall pay the Employee, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in cash equal to the sum of (A) two (2) times the Employee’s Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is given and (B) the “Payment Amount.” For purposes of this Agreement, the term “Payment Amount” shall mean an amount which is equal to one hundred percent (100%) of the Employee’s Base Salary in effect during the year in which the Termination Date shall occur;

(iii)  except as may otherwise be determined in accordance with Revenue Ruling 2008-13 (on a basis consistent in all material respects among all executive officers whose compensation, or the deductibility thereof by the Company, is affected by Section 162(m) of the Code or any successor provision thereto) by the Compensation Committee at the time of grant of such equity-based award (the “Accelerated Equity Benefit”):

(A)      All service-based restrictions on outstanding equity-based awards (including, without limitation, restricted stock and performance stock awards) then held by the Employee shall lapse;

(B)      All performance targets and goals applicable to such equity-based awards in respect of any past or future period must continue to be satisfied for each period relevant to such award;

(C)      Any equity-based award shall be paid at the time and in the form specified in the Mobile Mini, Inc. 2006 Equity Incentive Plan or the relevant plan under which such award is outstanding; and

(D)      All stock options (including performance-based stock options) and stock appreciation rights granted to the Employee shall become fully (100%) vested and shall become immediately exercisable and the Company shall permit the Employee (or his estate), to exercise the same at any time during the 90-day period following such termination; and

(iv)  for a period of twelve (12) months following such termination, the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Employee and other members of senior management of the Company at the time Notice of Termination was given. Post-termination medical, dental, and hospitalization coverage will run concurrently with the COBRA coverage period. The benefits provided in this Section 6(b)(iv) shall be no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage provided the Employee under the plans providing such benefits at the time Notice of Termination is given. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iv) shall not be interpreted so as to limit any benefits to which the Employee or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

(c)      Following a Change in Control. If within one year following the occurrence of a Change of Control the Employee’s employment by the Company is terminated either by the Company other than for Cause, death or Disability, or by the Employee for Good Reason, then the Employee shall be entitled to the benefits provided below (the “CiC Benefits” and together with Without Cause Benefits, the “Severance Benefits”):

(i)  the Company shall pay the Employee all Accrued Compensation;

(ii)  the Company shall pay the Employee as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in cash equal to the sum of (A) two (2) times the Employee’s Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is given or the Employee’s Base Salary immediately prior to the Change in Control, if greater, and (B) the Payment Amount; and

(iii)  for a period of twenty-four (24) months following such termination, the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Employee at the time Notice of Termination is given (or, if the Employee is terminated following a Change in Control, the benefits provided to the Employee at the time of the Change in Control, if greater). Post-termination medical, dental, and hospitalization coverage will run concurrently with the COBRA coverage period. The benefits provided in this subsection 6(c)(iii) shall be no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage provided the Employee under the plans providing such benefits at the time Notice of Termination is given or at the time of the Change in Control if more favorable to the Employee. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This subsection 6(c)(iii) shall not be interpreted so as to limit any benefits to which the Employee or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

(d)      Time of Payment; Adjustment for Taxes. The amounts provided for in Sections 6(a), 6(b)(ii), and 6(c)(ii) shall be paid on the 60th day after the Employee’s Termination Date (except as otherwise may be required under Section 24(b) of this Agreement if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).    In the event the Employee’s severance and other benefits provided for in this Section 6 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance and other benefits under this Section 6 will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in the Employee’s receipt on an after-tax basis of the greatest amount of severance and other benefits. All determinations to be made pursuant to this Section 6(d), including without limitation whether partial payment or payment in full will provide the greatest after-tax benefit to the Employee and the amount of any such partial payment to be made, shall be made by an independent public accounting firm selected by the Company and reasonably acceptable to the Employee and such determinations shall be binding on the Company and the Employee. If the payments and benefits under Section 6 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the accelerated vesting of any equity awards, and last by the reduction of any other benefits.

(e)      No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment, benefit or other Company obligation provided for in this Agreement by seeking other employment or otherwise and no such payment, benefit or other Company obligation shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

(f)      Clawback. The Company shall have no obligation to make any payment to the Employee pursuant to any provision of this Section 6 if the Employee shall be in default of his obligations under Section 13 hereof (Covenant Not To Compete).

7.       Post-Termination Assistance; Non-Disparagement. The Employee agrees that after his employment with the Company has terminated he will provide to the Company, upon reasonable notice from the Company, such information and assistance in the nature of testifying and the preparation therefore as may reasonably be requested by the Company in connection with any litigation, administrative or agency proceeding, or other legal proceeding in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Employee for any reasonably, related expenses, including travel expense, and shall pay the Employee a daily per diem comparable to his Base Salary under this Agreement at time of termination (determined for this purpose on a per diem basis by dividing such Base Salary by 230). The Parties agree that they will not disparage or make false or defamatory comments about the other party as to all matters. This is a material term of this Agreement.

8.       Unauthorized Disclosure. The Employee shall not make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Employee without the consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an executive of the Company or as may be legally required, of any confidential information obtained by the Employee while in the employ of the Company (including, but not limited to, any confidential information with respect to any of the Company’s customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to the Company; provided, however, that such term shall not include the use or disclosure by the Employee, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 8) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by the Company.

9.      Indemnification. The Company remains subject to its standard form of indemnification agreement for officers and directors which was entered into with the Employee to indemnify the Employee against certain liabilities the Employee may incur as an officer or director of the Company. A copy of that standard form as in effect on the date of this Agreement is identified on Exhibit A to this Agreement, and if for any reason the Company and the Employee have not heretofore executed and delivered such an indemnification agreement, the terms and provisions of the Company’s standard indemnification agreement are hereby incorporated herein by reference.

10.      Successors and Assigns.

(a)      This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and the Company shall require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place, but this Agreement will not otherwise be assignable, transferable or delegable by the Company. The term “the Company” as used herein shall include such successors.

(b)      Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

11.      Fees and Expenses. The Company shall pay all reasonable legal fees and related expenses incurred by the Employee as they become due as a result of the Company and the Employee entering into this Agreement.

12.      Assignment of Inventions.

(a)      General Assignment. The Employee agrees to assign and hereby does assign to the Company all right, title and interest in and to any inventions, designs and copyrights made during employment by Company which relate directly to the business of the Company.

(b)      Further Assurances. The Employee shall acknowledge and deliver promptly to the Company without charge to the Company but at its expense such written instruments and do such other acts, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the inventions, designs an copyrights and to vest the entire right and title thereto in the Company or its nominee. The Employee acknowledges and agrees that any copyright developed or conceived of by the Employee during the term of the Employee’s employment which is related to the business of the Company shall be a “work for hire” under the copyright law of the United States and other applicable jurisdictions.

(c)      Excepted Inventions. As a matter of record the Employee has identified on Exhibit B attached hereto all inventions or improvements relevant to the subject matter of his engagement by the Company which have been made or conceived or first reduced to practice by the Employee alone or jointly with others prior to his engagement by the Company, and the Employee covenants that such list is complete. If there is no such list on Exhibit B, the Employee represents that he had made no such inventions and improvements as of the time of signing this Agreement.

13.      Covenant Not to Compete.

(a)      The Employee agrees that during the term of this Agreement and for two (2) years subsequent to termination of Employee’s employment with the Company for any reason (the “Non-Compete Term”) the Employee shall not:

(i)    Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly will in any way compete with the Company (a “Competing Business”). Without limiting the generality of the foregoing, for purposes of this Section 13, it is understood that Competing Businesses shall include any business that is in direct competition with the Company; provided, however, that notwithstanding the foregoing, the Employee may make passive investments in up to four percent (4%) of the outstanding publicly traded common stock of an entity which operates a Competing Business.

(ii)    Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who is, at the time of termination of the Employee’s employment, or has been within six (6) months prior to the time of termination of Employee’s employment, an employee of the Company or any of its subsidiaries for the purpose or with the intent of enticing such employee away from the employ of the Company or any of its subsidiaries.

(iii)    Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who is, at the time of termination of the Employee’s employment, or has been within six (6) months prior to the time of termination of Employee’s employment, a customer or supplier of the Company or any of its subsidiaries for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or (B) in any way interfering with the relationship between such Person and the Company.

(b)      Specific Performance; Repayment of Certain Termination Payment Amounts. The Employee hereby acknowledges that the services to be rendered to the Company hereunder by the Employee are of a unique, special and extraordinary character which would be difficult or impossible for the Company to replace or protect, and by reason thereof, the Employee hereby agrees that in the event he violates any of the provisions of subsection 13(a) hereof, the Company shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction or restraining order to be issued by any court of competent jurisdiction in any state enjoining and restraining the Employee from committing any violation of said subsection 13(a).

The Employee agrees that, if he breaches subsection 13(a) of this Agreement, he shall have forfeited all right to receive any amounts payable to him pursuant to subsection 6(b)(ii) and (iii) or subsection 6(c)(ii) and (iii), as the case may be, and he shall promptly repay to the Company the entire amount theretofore paid to him or to his order by reason of any of said subsections.

(c)      The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(d)      All of the covenants in this Section 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following the termination of the Employee’s employment with the Company during which the agreements and covenants of the Employee made in this Section 13 shall be effective, shall be computed by excluding from such computation any time during which the Employee is in violation of any provision of this Section 13.

(e)      Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Employee shall be prohibited from engaging in any competitive activity described in Section 13 hereof, the period of time for which the Employee shall be prohibited pursuant to Section 13 hereof shall be the maximum time permitted by law.

14.     Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer with a copy to the General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

15.     Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

16.      Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

17.      Survival. The agreements and obligations of the Company and the Employee made in Sections 6, 8, 9, 11, 13, 17 and 18 of this Agreement shall survive the expiration or termination of this Agreement.

18.      Federal Income Tax Withholding. The Company may withhold from any compensation and other amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

19.      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Deleware, without giving effect to the conflict of law principles thereof.

20.      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.      Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

22.      Entire Agreement. This Agreement (together with the Exhibits hereto and the Employee’s indemnification agreement with the Company) constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

23.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same agreement.

24.      Section 409A.

(a)      To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent. The Company agrees to take all reasonable steps to ensure that Employee shall not be subject to any penalties with respect to any payments received hereunder. In the event that any guidance is issued by the Internal Revenue Service, or if a judicial decision is rendered, to the effect that arrangements similar to this Agreement do not satisfy the requirements of Section 409A, the Company and Employee agree to take whatever reasonable actions may be necessary at such time in order to ensure that (i) the payments under this Agreement shall be in compliance with Section 409A and (ii) the Employee shall not be subject to any penalty under Section 409A with respect to his receipt of such payments.

(b)      Notwithstanding anything contained herein to the contrary, any payments on account of a termination of employment that are subject to Section 409A shall not be made until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service shall, if Employee is a “specified employee” within the meaning of Section 409A at the time of his separation from service, instead be paid on the first business day after the date that is six months following Employee’s separation from service (or Employee’s death, if earlier).

(c)      For purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

(d)      With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which Employee becomes entitled under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Employee remits the related taxes; and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)      Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Employee. The Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

25.      Release and Forfeiture of Severance Benefits. The right of Employee to receive or to retain Severance Benefits shall be in consideration for, and subject to, (1) execution of and delivery to the Company of a release of claims substantially in the form attached as Exhibit C to this Agreement, amended as necessary to comply with applicable law (the “Release”) and lapse of the period for revocation, if any, of the Release without the Release having been revoked no later than 60 days after the Termination Date, and (2) Employee’s continued compliance with the covenants hereof. In the event that Employee breaches any of the Covenants, Company shall have the right to (a) terminate any further provision of Severance Benefits not yet paid or provided, (b) seek reimbursement from Employee for any and all such Severance Benefits previously paid or provided to Employee, (c) recover from Employee all shares of stock of Company the vesting of which, or the option to purchase, was accelerated by reason of the Severance Benefits (or the proceeds therefrom, reduced by any exercise or purchase price paid to acquire such shares), and (d) to immediately cancel all equity awards the vesting of which was accelerated by reason of the Severance Benefits. No Severance Benefits shall be paid until the 60th day following the Termination Date, subject to Section 24(b) hereof.

[Signature Page follows; remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:

MOBILE MINI, INC.

By: /s/ Sara Dial
Sara Dial, Director

Employee:

/s/ Kelly Williams
Kelly Williams

EXHIBIT A

[Form of Indemnification Agreement]

The form of the Company’s indemnification agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company’s most recent annual report on Form 10-K, and that document is incorporated by this reference.

EXHIBIT B

List of Inventions and Improvements

EXHIBIT C

[Form of Release]

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is between Kelly Williams (“Employee”) and Mobile Mini, Inc. (the “Company”) (hereinafter the “parties”), and is entered into as of _______________________. This Agreement will not become effective until the expiration of seven (7) days from Employee’s execution of this Agreement (the “Effective Date”).

WHEREAS, Employee has been employed by Company as a President and is a party to that certain Employee Employment Agreement dated _________________, 2019 as amended by and between Company and Employee as then in effect immediately prior to the Effective Date (the “Employment Agreement”).

WHEREAS, the Employee’s employment with Company was terminated effective as of _________________, 20__ (the “Termination Date”);

WHEREAS, Company and Employee desire to avoid disputes and/or litigation regarding Employee’s termination from employment or any events or circumstances preceding or coincident with the termination from employment; and

WHEREAS, Company and Employee have agreed upon the terms on which Employee is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Employee may have against Company.

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Company, and the termination thereof;

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with Company will terminate upon the following terms:

1.        General Release: Employee for himself or herself and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee’s employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, or any other municipal, local, state, or federal law, common or statutory, but excluding any claims with respect to the Company’s obligations under the Employment Agreement, any claims relating to vested benefits under any Company employee benefit plan (including without limitation any such plan subject to the Employee Retirement Income Security Act of 1974, as amended) and any claims which Employee cannot release as a matter of applicable law. Furthermore, neither this Agreement nor the Employment Agreement shall apply to, modify or in any way supersede obligations arising from any of (i) the terms of directors and officers insurance or (ii) any indemnification agreement for the benefit of the Employee as a result of the Employee’s position as a director or officer of the Company or one of its affiliates.

2.        Covenant Not to Sue: Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against Company or any of the released parties based upon any of the claims released in this Agreement.

3.        Severance Terms: Upon the expiration of seven (7) days from Employee’s execution of this Agreement and provided that this Agreement has become effective in accordance with its terms, in consideration for the promises, covenants, agreements, and releases set forth herein and in the Employment Agreement, Company agrees to pay Employee the Severance Benefits as defined in and pursuant to the Employment Agreement (the “Severance Benefits”).

4.        Right to Revoke: Employee may revoke this Agreement by notice to Company, in writing, received within seven (7) days of the date of its execution by Employee (the “Revocation Period”). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if Company has not received from Employee notice of Employee’s revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived Employee’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.

5.        Acknowledgement: Employee acknowledges and agrees that: (A) except as to any Severance Benefits which remain unpaid as of the date of this Agreement, no additional consideration, including salary, wages, bonuses or Equity Awards as described in the Employment Agreement, is to be paid to him by Company in connection with this Agreement; (B) except as provided by this Agreement, Employee has no contractual right or claim to the Severance Benefits; and, (C) payments pursuant to this Agreement shall terminate immediately if Employee breaches any of the provisions of this Agreement.

6.        Non-Admissions: Employee acknowledges that by entering into this Agreement, Company does not admit, and does specifically deny, any violation of any local, state, or federal law.

7.        Confidentiality: Employee agrees that Employee shall not directly or indirectly disclose the terms, amount or fact of this Agreement to anyone other than Employee’s immediate family or counsel, bankers or financial advisors, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

8.        Nondisparagement: Each party agrees that it will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of Company, its employees, directors and stockholders.

9.        Acknowledgement of Restrictions; Confidential Information: Employee acknowledges and agrees that Employee has continuing non-competition, non-solicitation and non-disclosure obligations under the Employment Agreement and the Employee Innovations and Proprietary Rights Assignment Agreement between Employee and Company (the “Proprietary Rights Agreement”). Employee acknowledges and reaffirms Employee’s obligation to continue abide fully and completely with all post-employment provisions of the Employment Agreement and the Proprietary Rights Agreement and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Employee of such obligations.

11.        Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

12.        Entire Agreement: This Agreement, along with the Employment Agreement and the Proprietary Rights Agreement which are referred to above, constitute the entire agreement between the Employee and Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

13.        Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, except where preempted by federal law.

14.        Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has had at least twenty-one (21) or forty-five (45) days, as applicable in accordance with the Age Discrimination in Employment Act, as amended, (the “ADEA”) to consider the terms of this Agreement [and any attachment necessary or desirable in accordance with the ADEA) and has considered its terms for such a period of time or has knowingly and voluntarily waived Employee’s right to do so by executing this Agreement and returning it to Company; (b) Employee has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this

Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Employee has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE	MOBILE MINI, INC.

By:
Kelly Williams	Name:
Date:	Title:
Date:

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